Exhibit 21.1
Subsidiaries of the Company
-  Synthesis Energy Holdings, Inc. (Florida corporation)
     -  Owns 100% of:
          -  Synthesis Energy Systems, Inc. (British Virgin Islands corporation)
               -  Owns 100% of:
                    -  Radiance Generation, Inc. (British Virgin Islands corporation)
                    -  Synthesis Energy Systems Investments, Inc. (Mauritius corporation)
                    -  Synthesis Energy Investment Holdings, Inc. (Mauritius corporation)
                    -  Synthesis Energy Technology Holdings, Inc. (Mauritius corporation)
                    -  Synthesis Energy Systems (Shanghai) Co., Ltd. (Chinese corporation)